Exhibit 3.16

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
CERVALIS HOLDINGS LLC

THE INTERESTS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE LAW. THE INTERESTS HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (ii) AN OPINION OF COUNSEL SATISFACTORY TO CYRUSONE LLC TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND SUCH LAWS.

THE INTERESTS REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF THIS AGREEMENT.

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Cervalis Holdings LLC (the “Company”) dated as of July 1, 2015, is adopted, executed and agreed to by CyrusOne LP, a Delaware limited partnership, as the sole Member (“Member”).

Preliminary Statement

The Company was governed by that certain Fourth Amended and Restated Operating Agreement of the Company, dated August 5, 2013 (the “Prior Operating Agreement”). The Prior Operating Agreement has been terminated as of the date hereof, and this Agreement will supersede the Prior Operating Agreement and be the “limited liability company agreement” of the Company within the meaning of the Act:

1.                                      Formation. The Company was formed as a limited liability company pursuant to the provisions of the Act by the filing of a Certificate of Formation for the Company on August 11, 2010 (the “Certificate”) with the Secretary of State of the State of Delaware.

2.                                      Name. The name of the Company is “CERVALIS HOLDINGS LLC”.

3.                                      Purpose. The Company has been organized to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

4.                                      Registered Office; Registered Agent. The registered office of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. At any time, the Member may designate another registered agent.

5.                                      Member. The name of the sole Member of the Company is CyrusOne LP and its address is as follows:

CyrusOne LP

1649 West Frankford Road Carrollton, TX 75007

Attention: General Counsel

6.                                      Authorized Person. The Member is the designated “authorized person” within the meaning of the Act.

7.                                      Membership Interests as Securities. All membership interests in the Company shall be securities, as set forth in 6 Del. C. § 8-103, and governed by Article 8 of the Uniform Commercial Code, as adopted by the State of Delaware. Each certificate evidencing membership interests in the Company shall bear the following legend: “This certificate evidences an interest in Cervalis Holdings LLC and shall be made a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

8.                                      Management. The Company shall be managed by the Member who may from time to time delegate the management of the Company to designated directors and/or officers with such power and authority as such Member may prescribe from time to time.

9.                                      Dissolution. The Company shall be dissolved and its affairs shall be wound up (i) upon the decision by the Member to dissolve the Company, (ii) the bankruptcy of the Member, or (iii) any event causing a dissolution of the Company under the Act.

10.                               Liquidation. Upon a dissolution pursuant to Section 9, the Company business and Company assets shall be liquidated in an orderly manner. The Member shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any reasonable manner that the liquidator shall determine to be in the best interest of the Member.

11.                               Percentage Interests. The “Percentage Interest” of the Member in the Company is as follows:

Member	Percentage Interest

CyrusOne LP	100%

12.                               Contributions. The Member shall not have any obligation to make capital contributions to the Company after the date hereof, but may do so from time to time.

13.                               Admission of New or Substitute Members. The Company may not admit new or substitute members without the written consent of the Member, acting in its sole discretion.

14.                               Tax Matters. The Member intends that the Company be treated as a disregarded entity (within the meaning of Treasury Regulation § 301.7701-3(b)(l)(ii)) for U.S. Federal income tax purposes, and no election to the contrary shall be filed by or on behalf of the

Company. Accordingly, the Member shall be treated as the owner of the Company’s assets, and all income, gain, loss, deduction and credit of the Company shall be reported by Member on its own returns.

15.                               Distributions. Distributions shall be made at the times and in the aggregate amounts determined by the Member.

16.                               Restrictions on Transfer. The Member shall have the right to sell, assign, dispose of, or otherwise transfer, pledge or encumber, all or any of its membership interests.

17.                               Liability of the Member. (a) Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

(b)                                 No Indemnified Person (as defined below) shall be liable to the Company or the Member for any losses, claims, damages or liabilities arising from, related to, or in connection with this Agreement or the Company’s business or affairs (including any act or omission by any Indemnified Person), except for any losses, claims, damages or liabilities determined by final judgment of a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct.

(c)                                  The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Indemnified Person against any losses, claims, damages or liabilities to which such Indemnified Person may become subject in connection with any matter arising from, related to, or in connection with this Agreement or the Company’s business or affairs, except for any such losses, claims, damages or liabilities determined by final judgment of a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. If any Indemnified Person becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising from, related to, or in connection with this Agreement or the Company’s business or affairs, whether or not pending or threatened and whether or not any Indemnified Person is a party thereto, the Company will periodically reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided that such Indemnified Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to it to the extent that it shall be ultimately determined that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in the exception contained in the immediately preceding sentence. If for any reason (other than failure to meet the applicable indemnification standards) the foregoing indemnification is unavailable to such Indemnified Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

(d)                                 “Indemnified Person” means the Member of the Company and its affiliates.

(e)                                  Notwithstanding anything else contained in this Agreement, the indemnity obligations of the Company under paragraph (c) above shall:

(i)                                     be in addition to any liability that the Company may otherwise have;

(ii)                                  extend upon the same terms and conditions to the directors, committee members and officers of the Indemnified Person;

(iii)                               inure to the benefit of the successors, assigns, heirs and personal representatives of the Indemnified Person and any such persons; and

(iv)                              be limited to the assets of the Company.

(f)                                   This Section 17 shall survive any termination of this Agreement and the dissolution of the Company.

18.                               Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member; provided, however that Section 17 shall benefit Indemnified Persons.

19.                               Headings. The titles of Sections of this Agreement are for convenience of reference only and shall not define or limit any of the provisions of this Agreement.

20.                               Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without giving effect to conflicts of law principles of such State. This Agreement shall be construed in accordance with § 18-1101 of the Act.

21.                               Amendments. This Agreement may not be amended, except by a writing signed by the Member. Pending any replacement or amendment of this Agreement, it is intended that the provisions of the Act be controlling as to any matters not set forth in the Agreement.

22.                               Severability. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, as the sole Member of the Company, has duly executed and delivered this Limited Liability Company Operating Agreement of Cervalis Holdings LLC effective as of the date first written above.

MEMBER:

CyrusOne LP

By: CyrusOne GP, its general partner

By: CyrusOne Inc., its trustee

By:	/s/ Thomas W. Bosse
Name:	Thomas W. Bosse
Title:	Vice President, General Counsel and Secretary

[SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT OF CERVALIS HOLDINGS LLC]